Principal                                              Principal Life
         Financial                                     Insurance Company
         Group
                                                       Princor Financial
                                                       Services Corporation




April 10, 2001


RE:   PRINFLEX VARIABLE LIFE - PRINCIPAL FLEXIBLE
      PREMIUM VARIABLE LIFE INSURANCE POLICY

Dear Sir or Madam:

In my capacity as an Associate Actuary of Principal Life Insurance Company ("Principal"), I have provided actuarial advice concerning, and participated in, the design of, Principal Flexible Premium Variable Universal Life Insurance
Policy (the "Policy"). I also provided actuarial advice concerning the preparation of a registration statement on form S-6 for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy. In my opinion:

     a) the federal tax charge of 1.25% of premium for deferred acquisition costs is reasonable in relation to Principal increased tax burden under Section 848 of the Internal Revenue Code of 1986 as amended. In addition, it is my professional opinion that the 11% rate of return, and the assumptions on which that rate is based, are reasonable for use in calculating such charges.

     b) the illustrations of death benefits, account values, surrender values and accumulated premiums in the prospectus are based on the assumptions stated in the illustrations, consistent with the provisions of the Policy. Such assumptions, including the assumed current charge levels are reasonable. The Policy has not been designed so as to make the relationship between premium and benefits, as shown in the illustrations, appear to be correspondingly more favorable to a prospective purchaser of the Policy at the ages, genders and underwriting classes shown, than to prospective purchasers at other ages, genders and underwriting classes. Nor were the particular illustrations shown selected for the purpose of making this relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Experts" in the prospectus.


Very truly yours,

/S/ LISA BUTTERBAUGH

Lisa Butterbaugh
Actuary
Phone: 515-248-3792; Fax: 515-362-0056




The Principal Home Office: Des Moines, Iowa USA 50392-0200 (800) 451-5477 Securities offered through Princor Financial Services Corporation, Des Moines, IA 50392-0200 FAX (515) 248-4745
Principal Life and Princor are members of the Principal Financial Group